Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

+1-212-455-7614	elewandowski@stblaw.com

June 2, 2021

TaskUs, Inc.

1650 Independence Drive, Suite 100

New Braunfels, Texas 78132

Ladies and Gentlemen:

We have acted as counsel to TaskUs, Inc. (formerly known as TU TopCo, Inc.), a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-255190) (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (1) the issuance by the Company of an aggregate of 5,553,154 shares of Common Stock, par value $0.01 per share (the “Common Stock”) (together with any additional shares of such stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Company Shares”) and (2) the sale of an aggregate of 9,626,846 shares of Common Stock by certain selling stockholders (the “Selling Stockholders”) (together with any additional shares of such stock that may be sold by the Selling Stockholders pursuant to Rule 462(b) in connection with the offering described in the Registration Statement, the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”).

TaskUs, Inc.	2	June 2, 2021

We have examined the Registration Statement and a form of the Amended and Restated Certificate of Incorporation of the Company (the “Certificate”), which has been filed with the Commission as an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Certificate is filed with the Secretary of State for the State of Delaware in the form filed with the Commission as an exhibit to the Registration Statement prior to the issuance of any of the Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, (A) (1) when the Board of Directors of the Company (the “Board”), or a duly authorized committee of the Board, has taken all necessary corporate action to authorize and approve the issuance of the Company Shares, (2) when the Certificate has been duly filed with the Secretary of State for the State of Delaware, and (3) upon payment and delivery in accordance with the applicable definitive underwriting agreement approved by the Board, or a duly authorized committee of the Board, the Company Shares will be validly issued, fully paid and nonassessable; and (B) the Selling Stockholder Shares have been validly issued and are fully paid and nonassessable.

TaskUs, Inc.	3	June 2, 2021

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP